Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES PRICING OF PRIORITY GUARANTEE NOTES OFFERING

San Antonio, Texas, February 16, 2011. Clear Channel Communications, Inc. (“CCU”) announced today the pricing of its previously announced offering of $1,000,000,000 aggregate principal amount (increased from $750,000,000) of its 9.0% Priority Guarantee Notes due 2021 (the “Notes”).

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by CCU’s parent, Clear Channel Capital I, LLC, and all of CCU’s existing and future domestic wholly-owned restricted subsidiaries.  The Notes and the related guarantees will be secured by (1) a lien on (a) the capital stock of CCU and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain existing senior notes of CCU), in each case equal in priority to the liens securing the obligations under CCU’s senior secured credit facilities and (2) a lien on the accounts receivable and related assets securing CCU’s receivables based credit facility junior in priority to the lien securing CCU’s obligations thereunder.

CCU intends to use the proceeds of this offering together with cash on hand to repay $500 million of the indebtedness outstanding under its senior secured credit facilities, to repay at maturity $500 million in aggregate principal amount of its 6.25% Senior Notes due 2011, to pay fees and expenses incurred in connection with concurrent amendments to its senior secured credit facilities and its receivables based credit facility, the receipt of which is a condition to completion of the offering, and to pay fees and expenses in connection with the offering.

The Notes and related guarantees are being offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

About Clear Channel Communications

Clear Channel Communications, Inc. is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers.  Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict. CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Clear Channel Communications, Inc.
Randy Palmer
Director of Investor Relations
(210) 822-2828